EXHIBIT 3.04
                        CERTIFICATE OF AMENDMENT TO THE
                   CERTIFICATE OF INCORPORATION OR REGISTRANT
                              FILED JUNE 12, 1996


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                          CERTIFICATE OF AMENDMENT
                                   TO THE
                    RESTATED CERTIFICATE OF INCORPORATION
                                     OF                        LONNA R. HOOKS
                       DYNASIL CORPORATION OF AMERICA        Secretary of State

     The undersigned corporation, organized under the laws of the State of New Jersey, certifies the following to amend its Restated Certificate of Incorporation, filed April 1, 1969, in accordance with Sections 14A:9-2(4) and 14A:9-4(3) of the New Jersey Statutes Annotated:

     FIRST: The name of the Corporation is DYNASIL CORPORATION OF AMERICA.

     SECOND: Paragraph 3 of the Restated Certificate of Incorporation is amended in its entirety as follows:

          3. The aggregate number of shares which the Corporation shall be authorized to issue is Twenty Five Million (25,000,000) shares of Common Stock, par value $.001 per share.

     THIRD: The amendment to the Certificate of Incorporation was adopted by the shareholders on April 22, 1996.

     FOURTH: The number of shares entitled to vote on the amendment was 691,413.

     FIFTH: The number of shares that voted for such Amendment was 456,716, and the number of shares that voted against the Amendment was zero.

     IN WITNESS WHEREOF, DYNASIL CORPORATION OF AMERICA has caused its duly authorized officer to execute this certificate on May 8, 1996.


                                          DYNASIL CORPORATION OF AMERICA

                                          /s/ Robert E. Hibshman, Jr,
                                              ---------------------------------
                                          By: Robert E. Hibshman, Jr, President